Exhibit 99.1
FOR IMMEDIATE RELEASE
Nastech Announces Second Quarter 2006 Financial Results
Quarterly revenue increased more than 600% over prior year to $11.4 million, Cash and investments increased to $63.3 million
Bothell, Wash., August 2, 2006 — Nastech Pharmaceutical Company Inc. (Nasdaq: NSTK) today reported financial results for the three- and six-month periods ended June 30, 2006.
Revenue for the three months ended June 30, 2006 was $11.4 million, compared to $1.6 million for the three months ended June 30, 2005. Revenue for the six months ended June 30, 2006 was $18.1 million, compared to $4.9 million for the six months ended June 30, 2005. The 2006 period included recognition of approximately $3.7 million in previously deferred revenue related to our Merck collaboration that was terminated on March 1, 2006, reimbursement revenue related to our Parathyroid Hormone (PTH1-34) nasal spray development agreement with Procter & Gamble Pharmaceuticals, Inc. (“P&G”) including a $7.0 million milestone payment received and recognized in June 2006, revenue from our other collaborative agreements and approximately $0.6 million in Nascobal® product sales. The prior year six-month period included recognition of a $2.0 million milestone payment received from Questcor related to Nascobal®.
The net loss for the current quarter was $0.6 million or $0.03 per share, compared to a net loss of $8.3 million or $0.47 per share for the prior year period. The net loss for the six months ended June 30, 2006 was $8.4 million or $0.40 per share, compared to a net loss of $14.4 million or $0.81 per share for the prior year period. The changes in the net loss from the prior year period are due to a combination of higher revenue and interest income in the current year periods, partially offset by higher spending due to headcount growth and increased funding to support our research and development projects. The net loss for the six month period ending June 30, 2006 includes a cumulative benefit from the accounting change of adopting SFAS123R on January 1, 2006 of approximately $0.3 million reflecting the net cumulative impact of estimating future forfeitures in the determination of period expense for restricted stock awards, rather than recording forfeitures when they occur as previously permitted.
Research and development expenses increased $1.5 million to approximately $8.8 million for the current quarter compared to the prior year period and increased $6.1 million to $20.6 million for the six months ended June 30, 2006 compared to the prior year period. The increase was primarily due to in-process R&D expenses related to our acquisition of RNAi intellectual property from Galenea Corp. incurred in the first quarter of 2006, increases in the number of research and development employees and increased funding to support our research and development projects.
Selling, general and administrative expenses increased $0.7 million to approximately $3.7 million for the current quarter compared to the prior year period and increased $1.5 million to $7.0 million for the six months ended June 30, 2006, primarily due to increases in amortization of non-cash stock compensation expense, legal expenses and increased headcount to support our R&D activities.
We ended the second quarter of 2006 with approximately $63.3 million in cash, cash equivalents and short-term investments compared to $59.9 million at December 31, 2005. The increase in our cash balance was driven by the $17.0 million received from P&G in the first six months of 2006 and the receipt of approximately $8.4 million from the exercise of stock options and warrants.
RECENT CORPORATE HIGHLIGHTS
• Entered into development and license agreement with Amylin Pharmaceuticals, Inc. to develop a nasal spray formulation of exenatide
• Established supply agreement with P&G to be the exclusive manufacturer of PTH1-34 nasal spray
• Received $7 million milestone payment from P&G for advancement of PTH1-34 nasal spray program
• Announced issuance of key patent directed to using PYY by any administration route to treat obesity
• Received written notification from the FDA stating that Nastech’s abbreviated new drug application (ANDA) for intranasal calcitonin-salmon is not approvable as of the date of the notification. Nastech intends to engage in discussions with the FDA to determine which, if any, additional data Nastech can submit in order for the FDA to approve the ANDA.
Conference Call and Webcast Information
Management will host a conference call to review our financial results for the period ended June 30, 2006 and recent business developments. The call is scheduled for today, August 2, 2006, at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time). To participate in the live conference call, U.S. residents should dial (800) 561-2813 and international callers should dial (617) 614-3529. The access code for the live conference call is 30513228. To access the 24-hour telephone replay, U.S. residents should dial (888) 286-8010 and international callers should dial (617) 801-6888. The access code for the replay is 57975527.

Alternatively, log on to www.nastech.com to access a live webcast or the subsequent 30-day archive. Please connect to the Investor section of Nastech’s website several minutes prior to the start of the live conference call to ensure adequate time for any software download that may be necessary.
About Nastech
We are a pharmaceutical company developing innovative products based on proprietary molecular biology-based drug delivery technologies. We and our collaboration partners are developing products for multiple therapeutic areas including osteoporosis, diabetes, obesity, respiratory diseases and inflammatory conditions. Additional information about Nastech is available at www.nastech.com.
Nastech Forward-Looking Statements
Statements made in this press release may be forward-looking statements within the meaning of Federal Securities laws that are subject to certain risks and uncertainties and involve factors that may cause actual results to differ materially from those projected or suggested. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to: (i) the ability of Nastech to obtain additional funding; (ii) the ability of Nastech to attract and/or maintain manufacturing, research, development and commercialization partners; (iii) Nastech’s and/or a partner’s ability to successfully complete product research and development, including preclinical and clinical studies and commercialization; (iv) Nastech’s and/or a partner’s ability to obtain required governmental approvals; and (v) Nastech’s and/or a partner’s ability to develop and commercialize products that can compete favorably with those of competitors. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Nastech’s most recent periodic reports on Form 10-K and Form 10-Q that are filed with the Securities and Exchange Commission. Nastech assumes no obligation to update and supplement forward-looking statements because of subsequent events.
Contacts:
Nastech
Ed Bell
Senior Investor Relations Manager
(425) 908-3639
ir@nastech.com
Noonan Russo
Matthew Haines (Investors/Media)
(212) 845-4235

NASTECH PHARMACEUTICAL COMPANY INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2006	2005	2006
Revenues
Product revenue, net	—	$173	—	$592
License and research fees	$1,602	11,238	$4,932	17,537

Total revenue	$1,602	$11,411	$4,932	$18,129

Operating expenses:
Cost of product revenue	—	62	—	301
Research and development	7,229	8,766	14,460	20,567
Selling, general and administrative	3,063	3,736	5,548	7,082

Total operating expenses	10,292	12,564	20,008	27,950

Loss from operations	(8,690)	(1,153)	(15,076)	(9,821)
Other income (expense):
Interest income	416	718	825	1,356
Interest expense	(70)	(125)	(190)	(243)
Other income and expense, net	—	—	10	10

Loss before change in accounting principle	$(8,344)	$(560)	$(14,431)	$(8,698)
Cumulative effect of change in accounting principle	—	—	—	291

Net Loss	$(8,344)	$(560)	$(14,431)	$(8,407)

Basic and diluted net loss per share:
Prior to cumulative effect of change in accounting principle	$(0.47)	$(0.03)	$(0.81)	$(0.40)
Cumulative effect of change in accounting principle	—	—	—	0.01

Net loss per common share — basic and diluted	$(0.47)	$(0.03)	$(0.81)	$(0.41)

Shares used in computing net loss per share — basic and diluted	17,852	21,238	17,801	20,965

	December 31,	June 30,
Selected Balance Sheet Data	2005	2006
Cash, cash equivalents and investments (includes restricted cash of $998 and $1,498 respectively)	$59,909	$63,341

Accounts receivable	189	1,289

Property, intangibles and other assets	12,855	16,585

Total assets	72,953	81,215

Working capital	55,198	56,300

Accumulated deficit	(115,616)	(124,023)

Stockholders’ equity	55,567	57,859